                                                                    EXHIBIT 99.1

                         UNITED STATES DISTRICT COURT
                        NORTHERN DISTRICT OF CALIFORNIA
                               SAN JOSE DIVISION


INTEL CORPORATION,      )
                        )
                        )                           Case No.: C-93-20301 PVT
           Plaintiff,   )                                          [consent]
                        )
                    v.  )                           FINDINGS OF FACT AND
                        )                           CONCLUSIONS OF LAW FOLLOWING
ADVANCED MICRO DEVICES, )                           "ICE" MODULE OF TRIAL
INC.,                   )
                        )
         Defendant.     )
________________________)


                                I. INTRODUCTION

    This trial concerned the liability portion of the in-circuit emulation ("ICE") module of a copyright infringement lawsuit Intel Corporation ("Intel") brought against Advanced Micro Devices, Inc. ("AMD") seeking declaratory and injunctive relief as well as damages.

    The questions raised in this module are to what extent AMD's right to copy and use the "ICE" portion of Intel's 80486 (the "486") microprocessor is limited by Paragraph "I" of a 1984 Amendment to a 1982 Technology Contract; and if limited, whether AMD has any valid defenses to its use of "ICE."

    The trial commenced on May 16, 1994./1/ After the final post trial briefs were received on June 27, 1994, this matter came under submission.

    The court received, read and considered all of the papers submitted and evidence admitted. Good cause appearing therefore, the court HEREBY FINDS that Paragraph "I" of the 1984 Amendment to the 1982 Technology Contract revokes any rights AMD may have in the 486 to use "ICE" special custom circuitry and microcode for the reasons detailed below.

    Further, to the extent a finding of fact is a conclusion of law, it shall be so considered; likewise, to the extent a conclusion of law is a finding of fact, it shall be so considered.


                                II. BACKGROUND

                                  The Parties
                                  -----------

    Intel and AMD are semiconductor companies that design, develop, manufacture and market integrated circuits called "chips." Intel developed a microprocessor known as the Intel 486. AMD markets competing versions of Intel's 486.

    The parties stipulated for purposes of trial that Intel has a valid registered copyright in the 486 and that pursuant to various agreements, AMD has the right to copy, produce and

- - - ------------
/1/ Pursuant to 28 U.S.C. (s) 636, the parties consented to the jurisdiction of this magistrate judge for all purposes.

sell the 486. The dispute is whether AMD is precluded from using a portion of the 486 microcode known as "ICE."


                         In-Circuit Emulation or "ICE"
                         -----------------------------

    "ICE" allows access to the internal status of the microprocessor. "ICE" is a special feature that is useful in "debugging" applications where the 486 is the microprocessor or central processing unit. (Pretrial Order, (s) d, #17) (appended hereto as "D" without attachments). "ICE" emulates the activities of the microprocessor thus enabling engineers to study how a microprocessor responds to software commands under various conditions.

    When AMD reverse engineered the 486, AMD copied the microcode bit for bit, including the "ICE" portion. The "ICE" microcode encompasses approximately 250 lines (12,032 bits). Although AMD has the right to copy the 486 microcode, Intel argued that AMD is not allowed to copy or use the "ICE" portion because Paragraph "I" of the contract between the parties precludes this.


                                 Paragraph "I"
                                 -------------

    Three agreements are relevant to interpreting the parties' rights as concerns "ICE": a 1976 Agreement, a 1982 Technology Exchange Contract and a 1984 Amendment containing Paragraph "I". See attachments "A," "B" and "C" appended
hereto.                             ---

    The agreements concern arrangements between the parties to share or exchange technology to create a "second source." Second sourcing is common within the semiconductor industry. In this case, the second source attempts to provide a chip which is compatible with the original chip. This ensures price and performance competition to purchasers in the market place.

    A second source arrangement occurs either by agreeing to allow another party to "reverse engineer" the original product or by agreeing to a "technology transfer." Where the arrangement is "reverse engineering," the original source provides limited or no assistance to the second source. However, the second source is permitted to disassemble and study the original chip in an attempt to build a chip that is functionally compatible with the original product. Often, the second source needs considerable time to produce a compatible chip.

    In a "technology transfer," the original source provides technical information and assistance to the alternate source. This assistance may include transfer of a "data base" tape, which is a magnetic computer tape containing the detailed design of the chip. The tape can be used to produce "masks" which are used to fabricate the chip. The second source can develop a compatible chip rather easily and speedily with this type of arrangement.

    In 1976, Intel and AMD entered into a patent cross licensing agreement. In part, the purpose of the 1976 Agreement was to allow AMD to use Intel patents and microcode to second source Intel products.

    In 1982, the parties entered into the Intel/AMD Technology Contract, primarily a "technology transfer" second source arrangement. This Contract provided a framework for a mutually acceptable exchange of products which assisted Intel by creating a second source for its microprocessors and which helped AMD to gain product without the time required for reverse engineering.

    Article 4 provided the licenses that made the Contract work. Pursuant to section 4.1, Intel granted to AMD licenses necessary for AMD to make products pursuant to the 1982 Contract. Section 4.2 was a reciprocal provision in which AMD granted licenses to Intel for the same purposes. Section 4.4 granted the applicable cross copyright licenses.

    In Section 4.3, the Contract extended the 1976 Agreement giving it life until December 31, 1995, and bestowed the relevant patent licenses. AMD claims that it has the right to reverse engineer the 486, a product Intel developed subsequent to the 1976 Agreement. AMD's assertion is based on the 1976 Agreement being extended in section 4.3. of the 1984 Amendment. At this time, AMD has the right to copy the microcode contained in the 486 pursuant to the 1976 Agreement, as extended./2/ (See Pretrial Order, (S) d #29).

- - - ------------

/2/ See Intel v. AMD, C-90-20237 WAI (EAI).
    --- ------------

    In 1984, the parties negotiated an Amendment to the 1982 Technology Contract which includes Paragraph "I," the primary subject of this trial module.

    By 1984, Intel did not want to enable AMD or its customers to compete with Intel in "ICE," which it had recently developed. AMD wanted to continue to act as an Intel second source and was not interested in competing in the "ICE" business.

    Hence, the parties agreed that a modification to the 1982 Technology Contract was in order. Paragraph "I" was drafted with the intent to protect Intel's interests in the "ICE" business.

    The parties engaged in prolonged contract negotiations. The final version of Paragraph "I" is as follows:/3/

    [1] AMD recognizes that Intel is not obligated to transfer special custom circuitry that allows access to internal nodes for in-circuit emulation, diagnostic, and development aid circuitry and may be included within the Manufacturing Package of an Intel Product and is not required to meet the data sheet specifications of an Intel product.

    [2] The licenses of Article 4 do not extend to such custom circuitry or similar in-circuit emulation and development aid circuitry and AMD may not make such custom circuitry or similar in-circuit emulation and development aid circuitry available to AMD customers, no matter which party develops the circuitry, in die form or at the device pins in package form of any product (i.e., AMD may not bond out the circuitry).

- - - ------------
/3/ The numbers separating each sentence are added by the court for ease in reading and referencing parts of this paragraph. The numbers and the spaces separating sentences do not appear in the original.

    [3] The licenses do apply if AMD can demonstrate that the custom diagnostic circuitry was independently developed by AMD.

    [4] Subject to the restrictions of this paragraph I, AMD will not be considered as having made the circuitry available to customers to the extent that the custom circuitry is merely included on the Intel data base tape and consequently the AMD die but not bonded out.

    [5] Nothing in this paragraph prevents AMD from developing other derivatives of Intel Products.

    The parties agree that Paragraph "I" was meant to exclude AMD from the "ICE" business and that if AMD received "ICE" special custom circuitry on data base tapes transferring technology, AMD would not bond out the pins which accessed "ICE." Thus, Paragraph "I" has become known as the "ICE exclusion" or the "bond out clause."

    In its "D" series 486 chips, AMD copied but did not "bond out" the circuitry which accesses "ICE." This means that the circuitry which enables the "ICE" function is not connected to external pins which access the system's mother board. "ICE" is there, but it cannot be used by AMD or its customers.

    In its Am386DXL and AmDXLV, AMD used a portion of the "ICE" microcode for its System Management Mode ("SMM") by bonding three of the "ICE" related pins. (Pretrial Order, p. 6, # 31). The "SMM" allows computers with that microprocessor to power down or go into a "sleep" mode when the computer is not actively being used, a useful tool for applications where saving power consumption is important.

                             The Contract Disputes
                             ---------------------

    Not surprisingly, given the long and contentious history of these parties, the parties disagree whether AMD's copying and use of the "ICE" microcode (whether partially bonded out or not) is precluded by Paragraph "I."/4/ Essentially, there are three disputes between the parties relating to the interpretation of Paragraph "I":

    (1)  The meaning of the term "special custom circuitry";

    (2) The scope of the exclusion -- whether it covers non-transferred product or only transferred product; and

    (3) Whether AMD may make use of the special custom circuitry for purposes other than "ICE."

     In the Amendment, the parties used the term "special custom circuitry." Intel contended that the parties were referring to a combination of the microcode and the circuitry which accesses "ICE," whereas AMD argued that the exclusion encompassed only the "hardware" that forms "ICE" circuitry, a collection of circuit elements (transistors, resistors and capacitors) and their interconnections. If Intel is accurate, then AMD is using the microcode in violation of Paragraph "I." If the microcode is not excluded, then AMD claims it has not violated the license because the size, shape and locations of
- - - ------------

/4/ Even at the court's request, the parties were unable even to develop a useful glossary agreeing on common terms in the industry.

AMD's circuit elements are different from Intel's.

    The disagreement over the scope of the exclusion arises from the negotiations that resulted in Paragraph "I." The final version contained many changes bargained for by both parties. One significant change is found in line 2 of Paragraph "I." Earlier drafts specified the "ICE" exclusion applied to sections 4.1 and 4.4 of the 1982 Contract./5/

    Sections 4.1 and 4.4 address "transferred technology." Intel had considered the possibility of removing the "ICE" microcode from data base tapes used to transfer technology to AMD, but opted instead for a provision preventing AMD from accessing "ICE" by not allowing AMD to bond out the connecting pins.

    In the fourth of seven drafts of Paragraph "I" (dated 12/15/83), Intel changed "4.1 and 4.4" to "Article 4" which appears in the final version. Arguably, "Article 4" encompasses all the sections, including 4.3. Section 4.3 is directed to the 1976 Agreement pursuant to which AMD claims a right to "reverse engineer" the 486.

    Because the focus of the negotiations was "transferred" products, AMD asserted that the "ICE" exclusion should only apply to 4.1/4.4 "transferred" products, not to the "non-transferred" "reverse engineered" 486. Should the exclusion not apply, then AMD is free to copy or use "ICE" in its 486

- - - ------------
/5/ Section 4.2 is not discussed because it concerns transfer of technology from AMD to Intel, which is not in dispute here.

products.

    Lastly, the exclusion of Paragraph "I" states it is limited to "special custom circuitry or similar in-circuit emulation and development aid circuitry..." Further, AMD is permitted to develop its own "custom diagnostic circuitry" and to make "other derivatives." Intel believes Paragraph "I" precludes AMD from copying the "ICE" special custom circuitry and microcode in the AMD 486 even though it is not used or from using it for any purpose, including "SMM."

    These disputes resulted in Intel's complaint, which alleges copyright infringement and which states as follows:

    64. [A]s part of its copying of Intel's Processor Microcode Programs both for direct use in AMD's microprocessors and for developing microcode for use in AMD's microprocessors, AMD has also copied the portion of Intel's Processor Microcode Program which executes the ICE functions.

    65. The License Agreement, to the extent AMD alleges it covers Processor Microcode, specifically excludes Intel's ICE Processor Microcode Program from its grant.

    66. AMD's acts of wrongfully copying Intel's copyrighted ICE Processor Microcode Program has damaged and will continue to damage Intel in its business, and has caused and will cause irreparable harm for which there is no adequate remedy at law.

    67. Therefore, an actual controversy exists between Intel and AMD as to the rights of each party under the License Agreement. In particular, Intel seeks a declaratory judgment that AMD is not licensed to reproduce Intel's copyrighted ICE Processor Microcode Program, that AMD is not licensed to prepare derivative works based upon Intel's copyrighted ICE Processor Microcode Program, and that AMD is not licensed to distribute copies of Intel's copyrighted ICE Processor Microcode Program or copies of any microcode program developed in part by copying Intel's copyrighted ICE Processor Microcode Program. Fourth Amended Complaint.


                       The Copyright Claims and Defenses
                       ---------------------------------

     AMD denied liability and raised several defenses in the event AMD was found not to have a license to use the microcode at issue in the 486 products. The defenses are: (1) Intel has not proved copyright infringement because the microcode at issue is highly constrained and contains insubstantial protectable expression; (2) Intel misused its copyright licenses; and (3) that use of the microcode at issue is fair use.

                             III. FINDINGS OF FACT

                      Jurisdiction and Preliminary Facts
                      ----------------------------------

1. The undisputed facts number 1-37 contained in (s) d of the Pretrial Order (filed 5/12/94) and attached hereto as "D" are deemed incorporated within these findings of fact to the extent they are consistent with the findings herein.

2. Intel is a Delaware corporation with its principal place of business in Santa Clara, California.

3. AMD is a Delaware corporation with its principal place of business in Santa Clara, California.

4. This court has jurisdiction pursuant to 28 U.S.C (S)(S) 2201, 2202, and 1338 for copyright infringement, and declaratory judgement relief. Venue is proper under 28 U.S.C. (S)(S) 1400(a), 1391(b) and 1391(c).

5. Intel and AMD are semiconductor companies that design, develop, manufacture and market integrated circuits or "chips."

                                 The Intel 486
                                 -------------

6. Intel developed and sells world-wide the "80486" microprocessor commonly known as the "486."

7. Stored within Intel's 486 microprocessor is a computer program called "microcode" or "microprogram" that controls the internal operations of the chip.

8. For purposes of this trial module, the parties stipulated that Intel has a valid registered copyright in the 486 microcode as a whole and has duly registered that copyright (Registration No. TX 3 368 500) with the Registrar of Copyrights. (Pretrial Order, (S) d, #30)

                            AMD as a Second Source

9. "Second sourcing" is an arrangement between companies wherein one acts as an alternate source for the developing company.

10. To be successful, the second source version must be compatible with the original source.

11. To be compatible, a chip must be functionally equivalent in that it performs the data sheet specifications. A chip need not be identical to the original.

12. AMD markets competing versions of Intel's 486 microprocessor, known as the "D" series, including the "Am486DX" and the "Am486DXLV," now replaced by the "Am486DXL".

13.  The AMD "D" series 486 chips were produced by reverse engineering.

14. AMD's "D" series 486 chips contain a bit for bit copy of the microcode contained in the Intel 486.

15. For purposes of this trial module, Intel does not contest that the 1976 Agreement as extended gives AMD the right to copy the 486 microcode. (Pretrial Order, (S) d, # 29).

                                  ICE and SMM
                                  -----------

16. In-circuit emulation or "ICE" allows access to the internal status of the microprocessor and emulates its activities thus enabling engineers to study how the microprocessor responds to software commands under various conditions.

17. Approximately 250 lines (12,032 bits) of the Intel 486 microcode perform the "ICE" functions.

18. Special custom circuitry within the "ICE" chip is "bonded" out (or connected) to the external pins in the microprocessor in order to activate or use it.

19. The bonding of the "ICE" chip occurs in the manufacturing process by attaching wires from the bonding pads on the chip to the pins on the microprocessor package.

20. Twelve pins are affiliated with the "ICE" circuitry.

21. System Management Mode or "SMM" allows computers to power down or go into a "sleep" mode when the computer is not being used actively.

22. "SMM" is useful for applications where saving power is important.

23. AMD does not bond out the 486 chip to perform "ICE."

24. The AMD 486DX contains the "ICE" microcode at issue, but because the "ICE" is not bonded out it is not accessible by the user.

25. The AMD 486DXL contains the microcode at issue in this case but it is not bonded out to perform ICE.

26. The AMD 486DXL and DXLV connect three pins associated with "ICE" in order to implement its "SMM" feature.

27. AMD's 486DXL and DXLV have the "SMM" while the DX version does not.

                            The Written Agreements
                            ----------------------

28. In 1976, Intel and AMD entered into a cross licensing Agreement pursuant to which AMD claims the right to reverse engineer the 486 (which is not contested in this trial module).

29. The 1982 Intel/AMD Technology Contract provided for an exchange of products between the parties.

30. Sections 4.1, 4.2 and 4.4 of the 1982 Contract provide copyright licenses applicable to products exchanged by means of a "technology transfer."

31. In section 4.1, Intel granted AMD a license whereas in 4.2, AMD granted Intel a license.

32. For purposes of this trial module, section 4.3 of the 1982 Technology Contract, in part, extended the 1976 Agreement pursuant to which AMD has a license to copy the microcode of the 486 except for the "ICE" special custom circuitry. (Pretrial Order, (S) d, #29).

33. In 1984, the parties amended the 1982 Contract.

34. The 1984 Amendment contains Paragraph "I" which states the following (with numbers and sentence breaks added by the court for convenience of reading):

    [1] AMD recognizes that Intel is not obligated to transfer special custom circuitry that allows access to internal nodes for in-circuit emulation, diagnostic, and development aid circuitry and may be included within the Manufacturing Package of an Intel Product and is not required to meet the data sheet specifications of an Intel product.

    [2] The licenses of Article 4 do not extend to such custom circuitry or similar in-circuit emulation and development aid circuitry and AMD may not make such custom circuitry or similar in-circuit emulation and development aid circuitry available to AMD customers, no matter which party develops the circuitry, in die form or at the device pins in package form of any product (i.e., AMD may not bond out the circuitry).

     [3] The licenses do apply if AMD can demonstrate that the custom diagnostic circuitry was independently developed by AMD.

     [4] Subject to the restrictions of this paragraph I, AMD will not be considered as having made the circuitry available to customers to the extent that the custom circuitry is merely included on the Intel data base tape and consequently the AMD die but not bonded out.

     [5] Nothing in this paragraph prevents AMD from developing other derivatives of Intel Products.

35. The 1984 Amendment is part of an integrated contract reflects the parties' final expression of their agreement.

                          Paragraph "I": Negotiations
                          ---------------------------

36.  Intel and AMD extensively negotiated Paragraph "I" of the 1984 Amendment.

37. In negotiating Paragraph "I," both parties made changes and reviewed changes sought by the other.

38. In negotiating Paragraph "I," both parties sought and received the advice of counsel in these negotiations.

39. At least seven of drafts of Paragraph "I" were prepared by the parties and which are dated: 6/2/83 (exhibit 1126);

6/10/83 (exhibit 1005); 6/14/83 (exhibit 1127); 12/15/83 (exhibit 1129);
12/21/83 (exhibit 1130); 1/5/84 (exhibit 1013); 2/14/84 (exhibit 1015).

40. The final version of Paragraph "I" appears in the signed Amendment which bears a typed date of 2/23/84 (exhibit 1024) attached hereto as "B."

41. The first draft of the 1984 Amendment which included the "ICE" exclusion was originally contained in Paragraph "H," which later became "I."

42. The June 2, 1983, draft contained this version [with numbers and sentence breaks added by the court];

    [1] AMD recognizes that Intel is not obligated to transfer special custom circuitry which may be included within the Manufacturing Package.

    [2] Such custom circuitry is used by the Intel System Group for special applications and is not required to meet the data sheet specifications of the Intel Product.

    [3] The licenses of paragraphs 4.1 and 4.4 does [sic] not extend to such customs [sic] circuitry and AMD may not make such circuitry available to AMD customers (i.e. bond out) except to the extent that it is required to manufacture the Intel Product as specified on the standard Intel data sheet.

    [4] Nothing in this paragraph shall prevent AMD from using such circuitry internally for any purpose.

43. AMD negotiated to have Intel specifically define that which Intel wished to exclude from the licenses granted in the 1982 Technology Contract.

44. Intel changed "4.1 and 4.4" to "Article 4" in the 12/15/83 draft and "Article 4" remained in subsequent drafts, dated 12/21/83, 1/5/84, 2/14/84 and the final amendment.

45. The parties did not discuss the change from "paragraphs 4.1 and 4.4" to "Article 4."

46. Mr. Dwork, AMD's representative, recognized that the change to "Article 4" was a change in the language of the paragraph.

                         Paragraph "I": What It Means
                         ----------------------------

                           Special Custom Circuitry
                           ------------------------

47. "Special custom circuitry" is described in Paragraph "I" as that which "allows access to internal nodes for in-circuit emulation, diagnostic, and development aid circuitry and may be included within the Manufacturing Package of an Intel Product."

48. "Special custom circuitry" in Paragraph "I" means the microcode and circuitry performing electrical functions (the interconnection of transistors, resistors and capacitors) dedicated to in-circuit emulation, diagnostic and developmental aid operations (referred to collectively as "ICE"].

49. While expert testimony showed that there are distinctions between microcode and circuitry, depending on the academic discipline of the person defining it, both parties knew and understood within the context of these negotiations that they were talking about the same thing, i.e., the microcode and circuitry which
                                       ----
performed the "ICE" functions.


Transferred v. Non-Transferred Products
- - - ---------------------------------------

50. The language changing the draft from "4.1 and 4.4" to "Article 4" was different and broad enough, that in the context of on going negotiations being discussed over a protracted period of time, AMD either was or should have been aware that this language would cover non-transferred products.

51. Paragraph "I" covers both transferred and non-transferred product because it refers to "Article 4" (in the second sentence) and Article 4 of the 1982 Technology Contract includes paragraphs which deal with transferred product (4.1, 4.2 and 4.4) and with non-transferred product (4.3).

           Copying and Use of Special Custom Circuitry: Derivatives
           --------------------------------------------------------

52. The parties entered into a stipulation regarding derivative works which states:

    In order to conserve the time and resources of the Court and the parties, AMD will not contend in the trial of the ICE module that it has the right to make and distribute, under its 1976 copyright license, derivative works within the meaning of (S) 106(1) of the Copyright Act.

    AMD will contend in the trial of the ICE module that, pursuant to the last sentence of para. I of the 1984 Amendment, it does have the right to make and distribute derivative products, including its current family of 486 microprocessors.

    Intel disputes AMD's contention regarding the last sentence of para. I.

    This stipulation governs in the trial of the ICE module only.

53. Paragraph "I" precludes AMD from copying or using the special custom circuitry and microcode which is dedicated to "ICE" for any purpose.

54. Paragraph "I" protects AMD's ability to make derivative products, but not using the special custom circuitry and microcode.

55. Paragraph "I" permits AMD to use its own independently developed special custom circuitry to perform "ICE", but not by using Intel special custom circuitry.

56. Using "ICE" special custom circuitry and microcode for non-"ICE" function (for example, "SMM") does not constitute a derivative and thus is not protected by the derivative clause or Paragraph "I."

                      Substantial Protectable Expression
                      ----------------------------------

57. The Intel 486 microcode can be expressed as a source code (also known as human readable code) in the form of mnemonic symbols, or a subject code (also known as machine readable code) in the form of ones and zeros.

58. On Intel 486 microprocessors, the object code version of the microcode is stored in a class of circuitry called read only memory ("ROM" or "CROM").

59. "ROM" is a class of circuitry designed to constitute a permanent on chip copy of a computer program.

60. ROM or CROM can be read by the microprocessor but cannot be overwritten.

61. The circuitry of the CROM consists of criss-crossing layers of conducting lines with transistors at some of the intersections.

62. The "ICE" microcode is stored in and takes the form of CROM circuitry because the presence and absence of transistors at the various interactions of the conducting lines represent in circuitry the "ones" and "zeros" in the object code version of the microcode.

63. On the Intel 486, the special custom circuitry (the microcode and the circuitry) is fixed in the tangible medium of ROM circuitry within the meaning of 17 U.S.C. (S) 101-2.

64. AMD copied the Intel 486 ICE microcode bit for bit on its Am 486DX, DXL and DXLV.

65. AMD was capable of making a 486 compatible chip without copying the "ICE" portion.

66. There is more than one way to write the "ICE" microcode.

                         Termination of Paragraph "I"
                         ----------------------------

67. In 1987, Intel notified AMD that it was teminating the 1982 Contract effective April 1988.

68. Paragraph 12.7 of the 1982 Contract provides that Article 4 survives temination or expiration.

69. Paragraph "I" of the 1984 Amendment limits the rights conveyed under Article 4 of the 1982 Contract.

                            III. CONCLUSIONS OF LAW

                          Admission of Parol Evidence
                          ---------------------------

    California law governs the interpretation of the 1982 Contract as modified by Paragraph "I" of the 1984 Amendment. See In re Aslan, 909 F. 2d 376, 369 (9th
                                        ---------------
Cir. 1990). Under California law, extrinsic or parol evidence may be admitted provided the writing is integrated and a final expression of the parties' agreement and the agreement is susceptible of the meaning contended by the party offering the evidence. Brinderson-Newberg v. Pacific Erectors, 971 F. 2d 272,
                       --------------------------------------
276-77 (9th Cir. 1992) (citations omitted); and Pacific Gas & Elec. Co. v.
                                                --------------------------
G.W. Drayage & Rigging Co., 69 Cal. 2d 33, 37, 69 Cal. Rptr. 561 (1968).
- - - --------------------------
    Paragraph "I" of the 1984 Amendment is part of an integrated contract which reflects the final expression of the parties' agreement. Paragraph "I" is reasonably susceptible of AMD's interpretation and hence, parol evidence was admitted. The parol evidence primarily relates to the documents reflecting the negotiations of the contract, course of dealing between the parties and usage of trade. See CAL. CIV. CODE
                                                          ---
PROC. (S) 1856. The parol evidence was not used to alter or vary the plain meaning of the terms, only to explain the meaning of the language to which the parties agreed.

                        Interpretation of the Contract
                        ------------------------------

    Pursuant to California contract law, "[a] contract must be so interpreted as to effect the mutual intention of the parties as it existed at the time of contracting, so far as the same is ascertainable and lawful." CAL. CIV. CODE (S) 1636.

    "However broad may be the terms of a contract, it extends only to those things concerning which it appears that the parties intended to contract." CAL. CIV. CODE (S) 1648. However, the parties need not discuss every possible future application of their agreement because they are bound by the natural consequences of the agreement. See Blumenfeld v. R.H. Macy & Co., 92 Cal. App.
                               ---------------------------------
3d 38, 46, 154 Cal. Rptr. 652, 656 (1979)(citations omitted) (wherein the court stated that "a party is bound, even if he misunderstood the terms of a contract and actually had a different, undisclosed intention.").

    "Under a modern theory of contracts we look to objective,
not subjective, criteria in ascertaining the intent of the parties." Brobeck,
                                                                     --------
Phleger & Harrison v. Telex Corp., 602 F. 2d 866, 873 (9th Cir. 1979) (citations
- - - ---------------------------------
omitted); see also WITKIN, Summary of Contract Law, (S) 684 ("The modern
          --- ----         ------------------------
approach is to avoid the terminology of 'intention' and to look for expressed intent, under an objective standard.").

    Words are to be understood in their "ordinary" and "popular sense" unless used in a technical sense in which case the technical words must be "interpreted as usually understood by persons in the profession or business to which they relate, unless clearly used in a different sense." CAL. CIV. CODE (S) 1644-45. If there are ambiguities or uncertainties in the language, then "it must be interpreted in the sense in which the promisor believed, at the time of making it, that the promisee understood it." CAL. CIV. CODE (S) 1649.

    In reviewing Paragraph "I," the court has closely examined Paragraph "I" and the drafts exchanged between the parties which may more accurately reflect the parties' intent than recollections shaded by time and years of litigation. See
                                                                           ---
Brobeck, 602 F. 2d at 873-4 (wherein the court relied on documents reflecting
- - - -------
prior negotiations in order to determine intent of the parties in case interpreting fee agreement).

                           Special Custom Circuitry
                           ------------------------

    The parties engaged in prolonged negotiations in arriving at the language of Paragraph "I." Both parties understood what they were seeking to exclude when they discussed "special custom circuitry."

    Intel wanted to keep AMD out of the "ICE" business and AMD was not interested in competing in that arena. AMD wanted to maintain its relationship with Intel. Hence, AMD agreed to give up any rights to copy or use "ICE." The parties understood that they were talking about all the things, microcode and circuitry, which make up the "ICE" special function.

    Throughout the negotiations, the parties talked about limiting rights in sections 4.1 and 4.4 and finally all of Article 4. Sections 4.1 and 4.4 address copyrighted property. It is inconceivable that the parties could negotiate as vigorously as they did about these sections of Article 4 without believing that copyrighted materials was involved, including microcode.

                   Transferred and Non-Transferred Products
                   ----------------------------------------

    The change from "4.1 and 4.4" to "Article 4" was fairly substantial. Mr. Dwork, an AMD negotiator, stated that he noticed the change. Even if Mr. Dwork, or others who were involved in the contract review, did not appreciate the impact of the change, a reasonable person would notice and inquire. In fact, the many drafts exchanged between the parties show that AMD was not reluctant to note problems and request changes.

    Most importantly, the license revocation contained in Paragraph "I" is meaningless if it applied only to transferred products. Although the focus of the negotiations was "transferred" products, since that was all that was at issue at that time, Paragraph "I" has no value if the license exclusion does not apply to transferred and non-transferred products.

              Using "ICE" For Other Purposes: Derivative Products
              ---------------------------------------------------

    AMD was concerned that it maintain the right to make "other derivatives." This was the subject of much discussion. "Other derivatives" does not include using "ICE" for "SMM" purposes. Paragraph "I" does not prevent AMD from developing "other derivatives," but it may not use the "ICE" special custom circuitry and microcode to do so. As stated in the fact section, using "ICE" special custom circuitry and microcode for non-"ICE" functions (for example, "SMM") does not constitute a derivative and thus is not protected by the derivative clause of Paragraph "I."

                                AMD's Defenses
                                --------------

                      Substantial Protectable Expression
                      ----------------------------------

    A claim of copyright infringement requires proof that (1) the claimant owns a valid copyright and (2) the defendant copied expression protected by the copyright. Johnson Controls, Inc. v. Phoenix Control Sys. Inc. 886 F. 2d 1173,
           ---------------------------------------------------
1175, (9th Cir. 1989); 17 U.S.C. (S) 101, et seq.
                                             -------

    AMD admits it copied the 486 microcode bit for bit, including the "ICE" portion. Paragraph "I" takes away AMD's license to the "ICE" special custom circuitry which is defined here as the combination of microcode and circuitry.

    AMD conceded that the "ICE" microcode contains protectable elements of expression. (Pretrial order, para. d(27)). The court finds that the microcode at issue is protectable expression.

    Because there is verbatim or literal copying, there is no need to analyze the substantially of expression. AMD proposed that Intel must prove that AMD copied a "substantial portion" whether qualitatively or quantitatively and cited two cases, Sega Enters. Ltd. v. Accolade, Inc., 977 F. 2d 1510 (9th Cir. 1992)
           -----------------------------------
and Narell v. Freeman, 872 F. 2d 907 (9th Cir. 1989).
    ------------------

    In Sega, the court focused entirely on Allocade's fair use defense. The only
       ----
qualitative/quantitative analysis was in conjunction with fair use concepts. The court found wholesale copying in the disassembly process. Even so, copying of the entire work did not preclude fair use. 977 F. 2d. at 1526. This case does not support AMD's qualitative/quantitative analysis.

    In Narell, defendant admitted that in writing a love story, she copied and
       ------
paraphrased some parts of a historical narrative authored by the plaintiff. 872
F. 2d at 909-10. The court analyzed whether defendant's "takings" were protectable by applying a two part substantial similarity test. The test was necessary because the copying was not literal and entire. Id. at 910.
                                                          --

    The Narell court noted that: "A finding that a defendant copied a
        ------
plaintiff's work, without application of a substantial similarity analysis, has been made only when the defendant has engaged in virtual duplication of a plaintiff's entire work." Id. at 910. Hence, the quantitative/qualitative analysis suggested by defendant is necessary only if a substantial similarity test is required.

    In the case at bar, AMD admitted verbatim copying of the "ICE" microcode, thus the substantial similarity test may not be applicable. However, since the "ICE" microcode is only a portion of the total 486 microcode, albeit literally copied, the court applied the substantial similarity test. Even when the quantitative/qualitative analysis was applied, the result remained the same./6/

- - - ------------
/6/ Intel argued that a "de minimis" analysis is the correct legal standard. The result would be the same under this less stringent

    Quantitatively, there are 250 lines or 12,032 bits of the "ICE" microcode in the 486. "ICE" constitutes about five percent of the total 486 microcode. It can be removed from the 486 without significantly affecting the data sheet functions of the chip.

    Additionally, AMD argued that only two lines of the "ICE" microcode, (used to set the "ICE" mode "flip flop") are associated with an "ICE" function which would render "ICE" quantitatively insubstantial. To differentiate functions and to explain their argument, AMD coded "ICE" microcode lines in blue, red and yellow colors during trial.

    The blue coded lines of microcode are associated with production testing and not used for "ICE" related purposes. Seventy-five red coded lines were used by Intel to perform "SMM" in its 486SL, a data sheet function of this version of the chip. About 32 yellow coded lines perform routine operations which are not unique to "ICE." About two lines remain dedicated solely to "ICE."

    The court rejects this "chipping away" argument. AMD negotiated away its license to all of the "ICE" special custom circuitry and microcode, not just a few lines.

    Qualitatively, the "ICE" special custom circuitry was significant enough to be the subject of negotiation. Intel did not want to enable others to compete in this segment of the market. The "ICE" special custom circuitry and microcode

- - - ----------
standard.

has independent significance because it is a discrete computer program its own right.

    In sum, the "ICE" special custom circuitry has qualitative and quantitative significance.

                                    Misuse
                                    ------

    A misuse defense requires a showing that Intel caused the copyright in issue to effect an unlawful leveraging of the copyright monopoly. See Kolene Corp. v
                                                            ------------------
Motor City Metal Treating, 440 F. 2d 77, 83 (6th Cir.) However, a copyright
- - - -------------------------
owner does not create misuse when limiting the circumstances in which a license applies. Bela Seating Co. v Poloron Products, Inc., 438 F. 2d 733, 739 (7th
         -----------------------------------------
Cir. 1971), cert. denied, 402 U.S. 922 (1971).
            ------------

    AMD contended that Intel has attempted to protect itself from competition in the "ICE" business by prohibiting AMD from making "ICE" similar to Intel's circuitry. Unlike the primary case cited by AMD, Lasercomb America v. Reynolds,
                                                 -----------------------------
911 F. 2d 970 (4th Cir. 1990), where the licensor precluded independent development in the license agreement, Paragraph "I" does not preclude AMD from developing its own independently developed "ICE" special custom circuitry. Intel has not misused its copyright.

                                   Fair Use
                                   --------

    The fair use doctrine is an "equitable rule of reason" that permits the use of copyrighted material in a reasonable manner without the consent of the copyright owner. Sega Enters. Ltd. v. Accolade, Inc., 977 F. 2d 1510, 1522
                 -----------------------------------
(9th Cir. 1993) (citations omitted). Fair use is intended to avoid the rigid applications of copyright laws when in the public interest. Campbell v.
                                                            -----------
Acuff-Rose Music., 114 S. Ct. 1164, 1174 (1994).
- - - ----------------

    The factors to be weighed in evaluating the merit of a fair use defense are:
(1) the purpose and character of the use, including whether the use is commercial or for nonprofit educational purposes; (2) the nature of the copyrighted work; (3) the amount and substantiality of the portion used in relation to the copyrighted work as a whole; and (4) the effect of the use upon the potential market for or value of the copyrighted work. 17 U.S.C. (S) 107
(1)-(4). Plus, the court may also consider the "public benefit" even if the infringer may gain commercially. Sega, 977 F. 2d at 1523
                                 ----

    First, AMD used the unlicensed microcode in some of its 486 versions to perform "SMM," an environmentally laudable energy saving device, which AMD also exploited as a selling point, albeit somewhat unsuccessfully.

    Second, the nature of the copyrighted material here is microcode. The microcode is specifically identified in Paragraph "I" of the 1984 Amendment. It is recognized that although microcode is often highly creative and idiosyncratic, it can be utilitarian and function driven like grammar and punctuation. See Sega, 977 F.
                                                              --- ----
2d. at 1524. AMD argued that these lines of microcode are unprotected because the lines of microcode can and have been used elsewhere and in different sequences for different reasons.

    Not all copyrighted works are entitled to the same level of protection. But, AMD used a portion of microcode which AMD specifically agreed not to use. The evidence showed that AMD could have developed other ways to write the code so that Intel's "ICE" microcode would not have been implicated.

    Third, proportion of special custom circuitry and microcode used by AMD is small, and at first blush this factor weighs in AMD's favor. But here again, the emphasis the parties placed on excluding this special custom circuitry and microcode tips the scale in Intel's direction. Further, the "ICE" microcode has independent significance because it could be removed from the 486 without affecting data sheet functions.

    Fourth, AMD entered the market faster because AMD did not spend time removing the "ICE" microcode and used the specifically unlicensed special custom circuitry and microcode to market its "SMM" versions in competition with Intel.

    Finally, there is no doubt that reducing energy consumption is a commendable goal, but in this case, the public benefit does not justify AMD's use of unlicensed microcode. AMD could have accomplished this purpose without infringing Intel's rights.

                         Termination of Paragraph "I"
                         ----------------------------

    Contrary to AMD's argument that Paragraph "I" expired with Intel's termination of the 1982 Contract, the license exclusion contained in Paragraph "I" of the 1984 Amendment survives. The 1982 Contract provides for the survival of several articles, including Article 4. Paragraph "I" of the 1984 Amendment limits the licenses of Article 4 and survives along with Article 4.

                                IV. CONCLUSION

    Intel proved by a preponderance of the evidence that AMD copied and used "ICE" special custom circuitry and microcode in violation of Paragraph "I" of the 1984 Amendment to the 1982 Technology Contract. AMD's defenses do not justify its use of the "ICE" special custom circuitry and microcode.

    The court DECLARES that AMD is not licensed to reproduce Intel's copyrighted ICE Processor Microcode Program; that AMD is not licensed to prepare derivative works based upon Intel's copyrighted Processor Microcode; and that AMD is not licensed to distribute copies of Intel's copyrighted ICE Processor Microcode Program or copies of any microcode program development in part by copying Intel's copyrighted ICE Processor Microcode Program.

                                              /s/ PATRICIA V. TRUMBULL
Dated: 10-7-94                                ----------------------------------
                                              PATRICIA V. TRUMBULL
                                              United States Magistrate Judge